Capital One Second Quarter 2018 Earnings

Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: July 19, 2018
Capital One Reports Second Quarter 2018 Net Income of $1.9 billion, or $3.71 per share
Excluding adjusting items, Second Quarter 2018 Net Income of $3.22 per share(1)
McLean, Va. (July 19, 2018) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2018 of $1.9 billion, or $3.71 per diluted common share, compared with net income of $1.3 billion, or $2.62 per diluted common share, in the first quarter of 2018, and with net income of $1.0 billion, or $1.94 per diluted common share, in the second quarter of 2017. Excluding adjusting items, net income for the second quarter of 2018 was $3.22 per diluted common share(1).
“Capital One delivered another quarter of strong financial performance as we continued to invest to grow and drive our digital transformation,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “We saw credit improvement across our businesses, and growth math is now helping overall domestic credit card trends .”
All comparisons below are for the second quarter of 2018 compared with the first quarter of 2018 unless otherwise noted.
Second Quarter 2018 Income Statement Summary:

•	Total net revenue increased 4 percent to $7.2 billion.

•	Recognized $400 million net gain on the sale of the substantial majority of our consumer home loan portfolio.

•	Total non-interest expense decreased 4 percent to $3.4 billion:

◦	5 percent decrease in operating expenses.

◦	3 percent increase in marketing.

•	Pre-provision earnings increased 13 percent to $3.8 billion(2).

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One Second Quarter 2018 Earnings

•	Provision for credit losses decreased 24 percent to $1.3 billion:

◦	Net charge-offs of $1.5 billion.

◦	$183 million reserve release.

•	Net interest margin of 6.66 percent, down 27 basis points.

•	Efficiency ratio of 47.61 percent.

◦	Efficiency ratio excluding adjusting items was 49.28 percent(1).

•	Operating efficiency ratio of 41.70 percent.

◦	Operating efficiency ratio excluding adjusting items was 43.08 percent(1).
Second Quarter 2018 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 11.1 percent at June 30, 2018.

•	Period-end loans held for investment in the quarter decreased $12.1 billion, or 5 percent, to $236.1 billion.

◦	Credit Card period-end loans increased $2.2 billion, or 2 percent, to $109.8 billion.

•	Domestic Card period-end loans increased $2.2 billion, or 2 percent, to $100.7 billion.

◦	Consumer Banking period-end loans decreased $15.9 billion, or 21 percent, to $58.7 billion:

•	Auto period-end loans increased $970 million, or 2 percent, to $55.8 billion.

•	Home loans period-end loans decreased $16.6 billion, driven by the sale of the substantial majority of our consumer home loan portfolio and the transfer of remaining portfolio to loans held for sale.

◦	Commercial Banking period-end loans increased $1.7 billion, or 3 percent, to $67.6 billion.

•	Average loans held for investment in the quarter decreased $9.0 billion, or 4 percent, to $240.8 billion.

◦	Credit Card average loans decreased $1.6 billion, or 1 percent, to $107.9 billion.

•	Domestic Card average loans decreased $1.6 billion, or 2 percent, to $98.9 billion.

◦	Consumer Banking average loans decreased $8.5 billion, or 11 percent, to $66.5 billion:

•	Auto average loans increased $954 million, or 2 percent, to $55.3 billion.

•
Home loans average loans decreased $9.1 billion, or 53 percent, to $8.1 billion, driven by the sale of the substantial majority of our consumer home loan portfolio and the transfer of remaining portfolio to loans held for sale.

◦	Commercial Banking average loans increased $1.2 billion, or 2 percent, to $66.4 billion.

•	Period-end total deposits decreased $2.6 billion, or 1 percent, to $248.2 billion, while average deposits increased $3.5 billion, or 1 percent, to $248.8 billion.

•	Interest-bearing deposits rate paid increased 14 basis points to 1.12 percent.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One Second Quarter 2018 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on July 19, 2018 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 2, 2018 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2017.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $248.2 billion in deposits and $364.0 billion in total assets as of June 30, 2018. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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